Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER adopted on May 10, 2004 by each of eAcceleration Corp., a Delaware corporation (the “Surviving Corporation”), and by its Board of Directors on said date, and its wholly owned subsidiary, Acceleration Software International Corporation, a Washington corporation (“ASIC”), and by its Board of Directors on said date.

1.                                       ASIC shall, pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”) and the Business Corporation Act of the State of Washington (the “BCA”), be merged with and into (the “Merger”) the Surviving Corporation upon the effective date of the Merger (the “Effective Date”).  The Surviving Corporation shall continue to exist as said Surviving Corporation under its present name pursuant to the provisions of the BCA.  The separate existence of ASIC shall cease upon the Effective Date in accordance with the provisions of the BCA.

2.                                       The number of outstanding shares of common stock of the Surviving Corporation is thirty-four million seven hundred ninety-two thousand six hundred eighty-two (34,798,482) shares, all of which are of one class and are common shares, par value $0.0001 per share, and all of which are entitled to vote.

3.                                       The number of outstanding shares of common stock of ASIC is sixty-eight million six hundred thousand (68,600,000) shares, all of which are of one class and are common shares, no par value, and all of which are entitled to vote.

4.                                       The Certificate of Incorporation of the Surviving Corporation as of the Effective Date shall be the Certificate of Incorporation of said Surviving Corporation and shall continue in full force and effect until sooner changed, altered or amended as permitted by the provisions of the GCL.

5.                                       The By-laws of the Surviving Corporation upon the Effective Date shall be the By-laws of said Surviving Corporation and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the GCL.

6.                                       The directors and officers in office of the Surviving Corporation upon the Effective Date shall be the members of the Board of Directors and the officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-laws of the Surviving Corporation.

7.                                       Each issued share of common stock of ASIC shall be cancelled.  The issued shares of common stock of the Surviving Corporation shall not be converted in any manner, but each said share which is issued as of the Effective Date shall continue to represent one issued share of common stock of the Surviving Corporation.

8.                                       Upon the Effective Date, the outstanding and unexercised portions of all options and rights to buy shares of common stock of ASIC shall become options or rights to purchase one-half of the number of shares of common stock of the Surviving Corporation for twice the exercise price stated therein, with no other changes in the terms and conditions of such options or rights, and upon the Effective Date, the Surviving Corporation hereby assumes the outstanding and unexercised portions of such options and rights and the obligations of ASIC with respect thereto.

9.                                       The approval of the Agreement and Plan of Merger by the shareholders of each of the Surviving Corporation and ASIC is not required by the provisions of the GCL and BCA.

10.                                 The Surviving Corporation and ASIC hereby stipulate that each of them will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the States of Delaware and Washington, and that each of them will cause to be performed all necessary acts therein and elsewhere to effectuate the Merger.

11.                                 The Board of Directors and the proper officers of each of the Surviving Corporation and ASIC, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger or of the Merger herein provided for.

Dated: May 10, 2004

EACCELERATION CORP.

By:
Clinton L. Ballard, President

ACCELERATION SOFTWARE INTERNATIONAL CORPORATION

By:
Clinton L. Ballard, President